Exhibit 99.1
Oasis Petroleum Announces the Addition of Ted Collins, Jr. to Its Board of Directors
Houston, Texas — February 17, 2011 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) announced today that Mr. Ted Collins, Jr. has been appointed as a Director of the Company, increasing the members of the Oasis Board of Directors to seven. Beginning on May 1, 2011, Mr. Collins will serve on the Nominating and Governance Committee and the Audit Committee, replacing Mr. Michael McShane on the Nominating and Governance Committee and Mr. Doug Swanson on the Audit Committee.
Mr. Collins currently serves as Chairman and Chief Executive Officer of Patriot Resources Partners, LLC and serves as a director on the Boards of CLL Global Research Foundation and Energy Transfer Group, L.P. Mr. Collins began his career in 1960 as a Petroleum Engineer with Pan American Petroleum Corporation. He left in 1963 to become an independent oil operator. He then joined American Quasar Petroleum Company as Executive Vice President in 1969 until 1982 at which time he became President of Enron Oil & Gas Company, whose predecessor companies were HNG Oil Co. and HNG/InterNorth Exploration. He left Enron in 1988 and became President of Collins & Ware, Inc., an independent oil and gas exploration and production company, which sold the majority of its assets to Apache Corp. in 2000. Then from 2000 to 2006, he served as President of Collins & Ware Investments Co. He earned his Bachelor of Science in Geological Engineering from the University of Oklahoma.
Mr. Thomas B. Nusz, Chairman, President and CEO, said: “Ted is a great addition to our Board of Directors. With an extensive career in the oil and gas industry, he has great leadership experience and will provide another valuable strategic voice to our board. We are aggressively drilling up our significant acreage position in the Williston Basin, and we have now another seasoned team member to help successfully grow our business.”
About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit our website at www.oasispetroleum.com.
Contact:
Oasis Petroleum Inc.
Richard Robuck, (281) 404-9600
Director — Investor Relations